--------
 FORM 4
--------

                                             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                                         Washington, D.C.  20549

[ ] Check this box if no longer                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    subject to Section 16. Form 4 or        Filed pursuant to Section 16(a) of the Securities
    Form 5 obligations may continue.            Exchange Act of 1934, Section 17(a) of the
    See Instruction 1(b).                     Public Utility  Holding Company Act of 1935 or
                                            Section 30(f) of the Investment Company Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
|1. Name and Address of Reporting Person* | 2. Issuer Name and Ticker or Trading Symbol  | 6. Relationship of Reporting Person(s)  |
|                                         |                                              |    to Issuer (Check allapplicable)      |
|   HEAGLE       JAMES        H.          |    ACUITY BRANDS, INC. (AYI)                 |                                         |
|                                         |                                              |    [ ] Director       [ ] 10% Owner     |
------------------------------------------------------------------------------------------                                         |
|   (Last)      (First)       (Middle)    | 3. I.R.S. Identi-       | 4. Statement for   |    [X] Officer (give  [ ] Other(specify |
|                                         |    fication Number      |    Month/Day/Year  |                           title below)  |
|    C/O ACUITY BRANDS, INC.              |    of  Reporting        |                    |                                         |
|    1170 PEACHTREE STREET, NE            |    Person, if an entity |    10/02/2002      |  Executive Vice President; President    |
|    SUITE 2400                           |    (voluntary)          |                    |  and CEO of Acuity Specialty Products   |
------------------------------------------|                         |---------------------------------------------------------------
|              (Street)                   |                         | 5. If Amendment,   | 7.  Individual or Joint/Group Filing    |
|                                         |                         |    Date of Original|    (Check Applicable Line)              |
|   ATLANTA      GEORGIA         30309    |                         |    (Month/Year)    |    [X]Form filed by One Reporting Person|
|                                         |                         |                    |    [ ]Form filed by More than One       |
|                                         |                         |                    |       Reporting Person                  |
------------------------------------------------------------------------------------------------------------------------------------
|  (City)        (State)         (Zip)                                                                                             |
|                                          Table I-- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned        |
|                                                                                                                                  |
------------------------------------------------------------------------------------------------------------------------------------
|1.  Title of Security   |  2.  Trans-  |  3. Trans-   |4. Securities Acquired (A)  | 5. Amount of     | 6. Ownership | 7. Nature  |
|    (Instr. 3)          |      action  |     action   |   or Disposed of (D)       |    Securities    |    Form:     |    of      |
|                        |      Date    |     Code     |   (Instr. 3, 4 and 5)      |    Beneficially  |    Direct    |    Indirect|
|                        |      (Month/ |     (Instr.8)|                            |    Owned at      |    (D) or    |    Bene-   |
|                        |      Day/    |--------------------------------------------    End of Month  |    Indirect  |    ficial  |
|                        |      Year)   |   Code |   V |   Amount |  (A) or | Price |    (Instr. 3 and |    (I)       |    Owner-  |
|                        |              |        |     |          |  (D)    |       |     4)           |              |    ship    |
|                        |              |        |     |          |         |       |                  |              |   (Instr.4)|
------------------------------------------------------------------------------------------------------------------------------------
|  COMMON STOCK (FN 1)   | 10/02/2002   |   A    |     | 3,686    |    A    |$14.00 |    6,820 (FN 2)  |    D         |            |
------------------------------------------------------------------------------------------------------------------------------------
|                        |              |        |     |          |         |       |                  |              |            |
------------------------------------------------------------------------------------------------------------------------------------
|                        |              |        |     |          |         |       |                  |              |            |
------------------------------------------------------------------------------------------------------------------------------------
|                        |              |        |     |          |         |       |                  |              |            |
------------------------------------------------------------------------------------------------------------------------------------
|                        |              |        |     |          |         |       |                  |              |            |
------------------------------------------------------------------------------------------------------------------------------------

Reminder:  Report on a separate line for each class of securities beneficially directly or indirectly.                       (over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                   SEC 1474 (3-99)

 FORM 4 (continued)                 Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                           (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative     |  2. Conver-   |  3. Trans-   |   4. Trans-     | 5. Number of Deriv-      | 6.  Date Exerc-          |
|   Security (Instr. 3)     |     sion or   |     action   |      action     |    ative Securities      |     isable and           |
|                           |     Exercise  |     Date     |      Code       |    Acquired (A) or       |     Expiration           |
|                           |     Price of  |     (Month/  |      (Instr. 8) |    Disposed of (D)       |     Date                 |
|                           |     Deriv-    |     Day/     |                 |    (Instr. 3, 4 and 5)   |     (Month/Day/          |
|                           |     ative     |     Year)    |                 |                          |     Year)                |
|                           |     Security  |              |------------------------------------------------------------------------
|                           |               |              |   Code    |  V  |       (A)     |    (D)   |  Date        | Expira-   |
|                           |               |              |           |     |               |          |  Exercisable | tion Date |
------------------------------------------------------------------------------------------------------------------------------------
| EMPLOYEE STOCK OPTION     |   $18.95      |  5/1/2000*   |     A     |     |   11,705(FN 3)|          |  (FN 3)      | 4/30/2010 |
------------------------------------------------------------------------------------------------------------------------------------
| EMPLOYEE STOCK OPTION     |   $16.50      |  10/24/2000* |     A     |     |   62,743(FN 4)|          |  (FN 4)      | 10/23/2010|
------------------------------------------------------------------------------------------------------------------------------------
| EMPLOYEE STOCK OPTION     |   $13.80      |  12/03/2001* |     A     |     |  160,000      |          |  (FN 5)      | 12/02/2011|                            |               |              |           |     |             |          |              |           |
------------------------------------------------------------------------------------------------------------------------------------
| STOCK UNITS (FN 6)        |   1 for 1     |  01/01/2002* |     I     |     |               | 151(FN 7)|  (FN 7)      | (FN 7)    |
------------------------------------------------------------------------------------------------------------------------------------
| STOCK UNITS (FN 6)        |   1 for 1     |  12/1/01 to  |     A     |     |       11(FN 8)|          |  (FN 8)      | (FN 8)    |
|                           |               |    8/31/02*  |           |     |               |          |              |                                     |               |              |           |     |             |          |              |           |
------------------------------------------------------------------------------------------------------------------------------------
|                           |               |              |           |     |               |          |              |           |
------------------------------------------------------------------------------------------------------------------------------------
|                           |               |              |           |     |               |          |              |           |
----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
|7. Title and              |  8. Price of      |   9. Number of     |  10.  Ownership      |  11.  Nature of    |
|   Amount of              |     Derivative    |      Derivative    |       Form of        |       Indirect     |
|   Underlying             |     Security      |      Securities    |       Derivative     |       Beneficial   |
|   Securities             |     (Instr. 5)    |      Beneficially  |       Security:      |       Ownership    |
|   (Instr. 3 and 4)       |                   |      Owned at End  |       Direct (D)     |       (Instr. 4)   |
----------------------------                   |      of Month      |       or Indirect (I)|                    |
|  Title      |  Amount or |                   |      (Instr. 4)    |       (Instr. 4)     |                    |
|             |  Number of |                   |                    |                      |                    |
|             |  Shares    |                   |                    |                      |                    |
-----------------------------------------------------------------------------------------------------------------
|Common Stock |   11,705   |     N/A           |       11,705       |       D              |                    |
-----------------------------------------------------------------------------------------------------------------
|Common Stock |   62,743   |     N/A           |       62,743       |       D              |                    |
-----------------------------------------------------------------------------------------------------------------
|Common Stock |  160,000   |     N/A           |      160,000       |       D              |                    |
-----------------------------------------------------------------------------------------------------------------
|Common Stock |      151   |     N/A           |                    |       D              |                    |
-----------------------------------------------------------------------------------------------------------------
|Common Stock |       11   |     N/A           |          384 (FN 9)|       D              |                    |
-----------------------------------------------------------------------------------------------------------------
|             |            |                   |                    |                      |                    |
-----------------------------------------------------------------------------------------------------------------
|             |            |                   |                    |                      |                    |
-----------------------------------------------------------------------------------------------------------------

Explanation of Responses:

*  Deemed Transaction Date is the same as Transaction Date.

FN 1. On October 2, 2002, 3,686 shares were awarded by the Issuer pursuant to the achievement of previously approved performance goals.

FN 2. Includes 1,335 performance-based, time-vesting restricted shares and 186 shares held in the 401(k) Plan.

FN 3. Represents an employee stock option granted by National Service Industries ("NSI") for 10,000 common shares which was subsequently replaced with an employee stock option for 11,705 common shares of the Issuer pursuant to a formula set forth in the Employee Benefits Agreement between NSI and Issuer in connection with the spin-off of the Issuer from NSI.
      Options relating to 5,852 shares are currently vested and options for an additional 2,926 shares will become exercisable on 5/1/2003 and 2,927 shares will become exercisable on 5/1/2004.

FN 4. Represents an employee stock option granted by NSI for 53,600 common shares which was subsequently replaced with an employee stock option for 62,743 common shares of the Issuer pursuant to a formula set forth in the Employee Benefits
      Agreement between NSI and Issuer in connection with the spin-off of the Issuer from NSI. Options relating to 15,685 shares are currently vested and options for an additional 15,686 shares will become exercisable on each of 10/24/2002,
      10/24/2003 and 10/24/2004.

FN 5. This Option vests annually in three increments of 53,334, becoming exercisable on 12/3/2002, 12/3/2003 and 12/3/2004.

FN 6. Stock Units held in Acuity Brands Supplemental Deferred Savings Plan that will be paid in cash according to the plan's provisions.

FN 7. During December 2001, Mr. Heagle requested a reallocation of his holdings resulting in the disposition of 151 stock units at a valuation price of $12.10.

FN 8. During the period reported, dividends paid resulted in an increase of 11 stock units at valuation prices ranging from $13.03 to $18.48.

FN 9. Represents an aggregate balance of Issuer stock units resulting from (a) 448 NSI stock units accrued pursuant to the NSI
      Supplemental Deferred Savings Plan which were subsequently replaced with 524 Issuer stock units in connection with the spin-off of the Issuer from NSI and, (b) the transactions on this report.

---------------------------------

                                                                            /s/ James H. Heagle                      10/4/2002
                                                                           --------------------------------         -----------
                                                                           ** Signature of Reporting Person             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
       If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained
in this form are not required to respond unless the form displays a currently valid OMB Number.                          Page 2